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                                                                 EXHIBIT (d)(11)

[LOGO] INSTRON
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       INSTRON CORPORATION             100 Royall Street - Canton, MA 02021-1089



FOR IMMEDIATE RELEASE
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             INSTRON ANNOUNCES SHAREHOLDER APPROVAL OF ACQUISITION
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CANTON, MA - September 3, 1999 - Instron Corporation (ASE:ISN) announced that at the meeting of Instron shareholders held earlier today its shareholders approved the acquisition of Instron by Kirtland Capital Partners by a vote in excess of 84% of the outstanding shares of Instron common stock. Pursuant to the merger agreement, Instron shareholders will receive $22.00 for each share of Instron common stock held. The transaction is subject to the satisfaction of certain customary closing conditions and it is anticipated that the transaction will close by the end of September. Promptly following the closing of the transaction, Instron will send to shareholders instructions detailing the necessary steps to surrender their shares of Instron common stock in exchange for the $22.00 per share price.



CONTACT:       Linton A. Moulding, Chief Financial Officer
               Telephone:     (781) 828-2500
               Facsimile:     (781) 575-5750
               Email:         linton_moulding@instron.com
               Website:       www.Instron.com






The Difference is Measurable
TEL: (718) 828-2500  -  FAX: (781) 575-5750